Exhibit 4.4

Execution version

STOCKHOLDERS’ AGREEMENT

by and among

EVERCOMMERCE INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of [●], 2021

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Section 6.11.	Applicable Law; Waiver of Jury Trial	18
Section 6.12.	Severability	19
Section 6.13.	Delivery by Electronic Transmission	19
Section 6.14.	Entire Agreement	19
Section 6.15.	Remedies	19

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STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [●], 2021, by and among (i) EverCommerce Inc., a Delaware corporation (the “Issuer”); (ii) Providence Strategic Growth II L.P., a Delaware limited partnership (“PSG II”); (iii) Providence Strategic Growth II-A L.P., a Delaware limited partnership (“PSG II-A”); (iv) Providence Strategic Growth III L.P., a Delaware limited partnership (“PSG III”); (v) Providence Strategic Growth III-A L.P., a Delaware limited partnership (“PSG III-A”); (vi) PSG PS Co-Investors L.P., a Delaware limited partnership (“Co-Invest Vehicle”, and together with PSG II, PSG II-A, PSG III and PSG III-A and any of their respective Permitted Sponsor Transferees who hold Shares as of the applicable time, the “PEP Stockholders” and each a “PEP Stockholder”); (vii) SLA CM Eclipse Holdings, L.P., a Delaware limited partnership (“SL Holdings”); (viii) SLA Eclipse Co-Invest, L.P., a Delaware limited partnership (“SL Co-Invest”, and together with SL Holdings and any of their respective Permitted Sponsor Transferees who hold Shares as of the applicable time, the “Silver Lake Stockholders” and each a “Silver Lake Stockholder”) and (ix) any other Person who becomes a party hereto pursuant to Article V (each, such Person, the Silver Lake Stockholders and the PEP Stockholders, a “Stockholder” and such Person collectively with the Silver Lake Stockholders and the PEP Stockholders, the “Stockholders”).

WHEREAS, the Issuer and certain Stockholders entered into that certain Second Amended and Restated Stockholders’ Agreement, dated as of May 7, 2021 (the “Prior Agreement”);

WHEREAS, in connection with the consummation by the Issuer of the IPO (as hereinafter defined), the Prior Agreement was automatically terminated (other than to the extent provided therein);

WHEREAS, in connection with the consummation by the Issuer of the IPO and the termination of the Prior Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations with respect to ownership of Shares (as hereinafter defined) after the consummation of the IPO.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

Article I
DEFINITIONS

Section 1.1.     Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  “Controlled” and “controlling” have meanings correlative to the foregoing.  Notwithstanding the foregoing, for purposes hereof, none of the Stockholders, the Issuer, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio operating company in which the Stockholders or any of their investment fund Affiliates have made a debt or equity investment, and none of the Stockholders or any of their Affiliates shall be considered an Affiliate of (a) Issuer or any of its Subsidiaries or (b) each other.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” and “Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Stockholder shall be deemed to beneficially own any securities of the Issuer held by any other Stockholder solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto).

“Blackout Period” means a period during which the Issuer, in the good faith judgment of its Board, determines to suspend (a) any registrations in accordance with and subject to the provisions of Section 2.1 (e) of the Registration Rights Agreement or (b) the D&O Trading Period for the then current Trading Period.

“Board” means the Board of Directors of the Issuer.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York.

“Certificate of Incorporation” means the Issuer’s fourth amended and restated certificate of incorporation to be filed and effective in connection with the consummation of the IPO.

“Change in Control” means the occurrence of any of the following events:

(a)        the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Issuer to any “person” or “group” (as such terms are defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than to any of the Stockholders or any of their respective Affiliates (collectively, the “Permitted Holders”);

(b)        any person or group, other than one or more of the Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock or interests, as applicable, of the Issuer (or any entity which controls the Issuer or which is a successor to all or substantially all of the assets of the Issuer), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c)        a merger of the Issuer with or into another Person (other than one or more of the Permitted Holders) in which the voting stockholders or members, as applicable, of the Issuer immediately prior to such merger cease to hold at least fifty percent (50%) of the voting shares of the Issuer (or the surviving corporation or ultimate parent) immediately following such merger;

provided that, in each case under clause (a), (b) or (c), no Change in Control shall be deemed to occur unless the Permitted Holders as a result of such transaction cease to have the ability, without the approval of any Person who is not a Permitted Holder, to elect a majority of the members of the Board of Directors or other governing body of the Issuer (or the resulting entity), and in no event shall a Change in Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Issuer or any of its Subsidiaries, or (ii) contributing assets or equity to entities controlled by the Issuer (or owned by the Issuer in substantially the same proportions as their ownership of the Issuer).

“Closing Date” means the date of the closing of the IPO.

“D&O Trading Period” means the regularly scheduled trading period during which the Directors and officers of the Issuer are permitted to trade in the securities of the Issuer in accordance with the insider trading policies of the Issuer in effect from time to time.

“Designating Stockholder” means either the PEP Stockholders or the Silver Lake Stockholders, determined as follows: (i) for first Trading Period, the PEP Stockholders, (ii) for each Trading Period after the first Trading Period, if the PEP Stockholders were the Designating Stockholder for the immediately preceding Trading Period, the Silver Lake Stockholders, and if the Silver Lake Stockholders were the Designating Stockholder for the immediately preceding Trading Period, the PEP Stockholders, and (iii) if a Designating Stockholder (a) delivers written notice to the Non-Designating Stockholder during a Trading Period that it does not intend to consummate a Transfer during such Trading Period or (b) has not initiated a Transfer prior to the last five (5) trading days of a Trading Period and the Designating Stockholder has not notified the Non-Designating Stockholder that it intends to consummate a Transfer if it determines that the market conditions are favorable, then for the remainder of such Trading Period, the Non-Designating Stockholder, provided that, notwithstanding the foregoing, unless the Non-Designating Stockholder elects to initiate a Transfer during such five (5) trading day period and consummates such Transfer, for the purposes of clause (ii) of this definition, the Non-Designating Stockholder shall remain the Designating Stockholder in the immediately succeeding Trading Period; provided that, notwithstanding the foregoing, if the trading window for the members of the Board is less than five (5) trading days during a Trading Period or if the Issuer has commenced or indicated the commencement of a Blackout Period that extends up to at least the expiry of the applicable Trading Period, then the Designating Stockholder shall remain the Designating Stockholder for the immediately succeeding Trading Period.

“Director” means any member of the Board from time to time.

“Director Designee” means a PEP Designee or a Silver Lake Designee.

“Distribution” has the meaning set forth in Section 3.5 and “Distribute” shall have a correlative meaning to the term “Distribution”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the applicable rules of the Stock Exchange, as determined by the Board and as an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Stock Exchange rules for audit committee members, as well as any other independence requirements of the U.S. securities laws that is then applicable to the Issuer, as determined by the Board.

“Initial Public Offering” or “IPO” means the Public Offering of the Shares of the Issuer pursuant to the IPO Registration Statement.

“IPO Registration Statement” means the registration statement on Form S-1 (SEC File No. [●]) filed with the SEC on [●], 2021 and declared effective on [●], 2021.

“Issuer” has the meaning set forth in the Recitals.

“Joinder Agreement” has the meaning set forth in Section 5.1.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Lock-up Period” means the lock-up period beginning on the Closing Date and ending on such date following the Closing Date set forth under any lock-up agreements applicable to the Sponsor Stockholders entered into with the applicable underwriter(s) in connection with the IPO.

“Non-Designating Stockholder” has the meaning set forth in Section 3.1.

“Notice” has the meaning set forth in Section 3.1.

“PEP Designee” has the meaning set forth in Section 2.1(a)(ii).

“Permitted Loan” means any bona fide purpose (margin) or bona fide non-purpose loan for the benefit of a lender that is not an Affiliate of any Stockholder.

“Permitted Sponsor Transferee” means, with respect to any Stockholder, any Person that such Stockholder is permitted to Transfer Shares to in accordance with Section 3.6(a).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“Piggy Back Registration” has the meaning set forth in the Registration Rights Agreement.

“Public Offering” means any offering and sale of equity securities of the Issuer or any successor to the Issuer for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” means that certain amended and restated registration rights agreement, dated as of May 7, 2021, by and among the Issuer and the signatories party thereto (as amended, restated, supplemented or otherwise modified from time to time).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“Rule 144 Pro Rata Portion” means, as of any time of determination, with respect to any Stockholder, the maximum aggregate number of Shares held by the Stockholders that are then permitted to be sold by the Stockholders as a group in accordance with Rule 144(e) (assuming for this purpose that each Stockholder is an affiliate and acting in concert for purposes of Rule 144), multiplied by such Stockholder’s percentage ownership of the total number of issued and outstanding Shares held by all Stockholders immediately prior to such time of determination.  For the avoidance of doubt, the Rule 144 Pro Rata Portion shall not include any Shares purchased by a Stockholder in the IPO or on the open market following the IPO.

“Rule 144 Transfer” has the meaning set forth in Section 3.3.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shares” means shares of common stock, par value of $0.00001 per share, of the Issuer, and any equity securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Silver Lake Designee” has the meaning set forth in Section 2.1(a)(i).

“Stock Exchange” means The NASDAQ Global Select Market or such other securities exchange or interdealer quotation system on which Shares are then listed or quoted.

“Stockholder” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other form of legal entity in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more that fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Trading Period” means the period commencing immediately following the release of the Issuer’s quarterly earnings press release for the applicable preceding fiscal quarter and terminating as of the expiry of the applicable D&O Trading Period for the then current fiscal quarter. For the avoidance of doubt, the first Trading Period hereunder shall commence immediately following the Issuer’s quarterly earnings press release for the fiscal quarter in which the Lock-up Period expires.

“Transfer” means, with respect to any Shares, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided that, for the avoidance of doubt, a transfer of an interest in an investment fund which is, or indirectly has an interest in, a PEP Stockholder or a Silver Lake Stockholder and which is not intended to circumvent the provisions of this Agreement shall not constitute a “Transfer”.

“Transfer Cap” has the meaning set forth in Section 3.3.

“Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer”.

Section 1.2.     General Interpretive Principles.  The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement.  For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”. The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Any reference to actions by the Silver Lake Stockholders shall mean actions taken by a majority of the Shares Beneficially Owned by the Silver Lake Stockholders. Any reference to actions by the PEP Stockholders shall mean actions taken by a majority of the Shares Beneficially Owned by the PEP Stockholders. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Article II
MANAGEMENT

Section 2.1.          Board of Directors.

(a)          Composition; Company Recommendation. Following the Closing Date, each of the PEP Stockholders and the Silver Lake Stockholders shall have the right, but not the obligation, to designate for election to the Board, and the Issuer shall include such designees as nominees for election to the Board at all of the Issuer’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which Directors are to be elected (adjusted as appropriate to take into account the Issuer’s classified Board structure, if applicable), subject to satisfaction of all qualification and legal requirements regarding service as a Director in accordance with Section 2.1(c), the number of designees that, if elected, will result in such Stockholder having the number of Directors serving on the Board as follows:

(i)           (x) Immediately following the Closing Date and so long as the Silver Lake Stockholders continue to collectively Beneficially Own at least fifteen percent (15%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees two (2) Directors nominated by the Silver Lake Stockholders and (y) if at any time following the Closing Date, the Silver Lake Stockholders collectively Beneficially Own less than fifteen percent (15%) but at least five percent (5%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees one (1) Director nominated by the Silver Lake Stockholders (each such Board designee, a “Silver Lake Designee”).

(ii)          (x) Immediately following the Closing Date and so long as the PEP Stockholders continue to collectively Beneficially Own at least fifteen percent (15%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees two (2) Directors nominated by the PEP Stockholders and (y) if at any time following the Closing Date, the PEP Stockholders collectively Beneficially Own less than fifteen percent (15%) but at least five percent (5%) of the aggregate number of Shares outstanding immediately following the Closing Date, the Issuer shall include in its slate of nominees one (1) Director nominated by the PEP Stockholders (each such Board designee, a “PEP Designee”).

(b)          As of the Closing Date, the Board shall be comprised of nine (9) Directors as follows:

(i)           The Directors initially nominated for appointment to the Board (x) by the PEP Stockholders shall be Mark Hastings, nominated as a Class II Director and John Marquis, nominated as a Class III Director and (y) by the Silver Lake Stockholders shall be Joe Osnoss, nominated as a Class III Director and Jonathan Durham, nominated as a Class II Director and.

(ii)          The Independent Directors initially nominated for appointment to the Board shall be Debbie Soo, nominated as a Class I Director, Kimberly Ellison-Taylor, nominated as a Class II Director, Rick Simonson, nominated as a Class III Director and Penny Baldwin, nominated as a Class I Director.1

(iii)         Eric Remer initially nominated for appointment to the Board, as the Chief Executive Officer and a Class I Director.

(c)          If the Issuer’s Nominating and Corporate Governance Committee determines in good faith that a Director Designee (i) is not qualified to serve on the Board consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy applicable legal requirements regarding service as a Director, the applicable nominating Stockholder shall have the right to nominate a different Director Designee. Notwithstanding the foregoing, with respect to each Stockholder, at least one member, partner or senior employee of such Stockholder shall be eligible to serve in such Stockholder’s Director Designee position.

(d)          Except as provided in Section 2.1(a), if the number of individuals that any Stockholder has the right to nominate for election to the Board is decreased pursuant to Section 2.1(a), then the corresponding number of Director Designees of such Stockholder shall immediately offer to tender his or her resignation for consideration by the Board and, if such resignation is requested by the Board, such Director Designee or Director Designees shall resign within thirty (30) days from the date that the Stockholder’s right to designate for election to the Board was decreased. Notwithstanding anything to the contrary herein, a Director Designee may resign at any time regardless of the period of time left in his or her then current term.

(e)          Except as provided above and subject to the applicable provisions of the Certificate of Incorporation of the Issuer, each Stockholder shall have the sole and exclusive right to (i) direct the other Stockholders to vote all their Shares immediately for the removal of such Stockholder’s designees to the Board and (ii) designate a PEP Designee or a Silver Lake Designee, as applicable (serving in the same class as the predecessor), to fill vacancies on the Board pursuant to Section 2.1(a) that are created by reason of death, removal or resignation of such Stockholder’s designees, subject to Section 2.1(c) and (d).

(f)           The Issuer and each of the Stockholders shall take all actions necessary and within their control to give effect to the provisions contained in this Article II, including (i) in the case of the Issuer, soliciting proxies to vote for each Director Designee nominated by the Stockholders and otherwise using its best efforts to cause each Director Designee nominated by the Stockholders to be included as the only directors in the slate of nominees recommended by the Issuer and elected as a Director of the Issuer, and (ii) in the case of the Stockholders, voting the Shares held directly or indirectly by such Stockholders (whether at a meeting or by consent) and any of their respective Affiliates, to cause the nomination, election, removal or replacement of the Director Designees nominated by the Stockholders, in each case as provided for herein and otherwise using their best efforts to cause the Issuer to comply with its obligations hereunder. No Person shall take any action that would be inconsistent with or otherwise circumvent the provisions of this Agreement; provided that each of the PEP Stockholders or the Silver Lake Stockholders may, in its sole discretion, elect not to nominate any individual for election to the Board as such Stockholder’s respective Director Designee.

1 Note to Issuer: Reflects the class allocations set forth in the public flip board resolutions.

(g)          The Issuer and its Subsidiaries shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of directors of any of the Issuer’s Subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with the Issuer’s reimbursement policies. If the Issuer adopts a policy that Directors own a minimum amount of equity in the Issuer, Director Designees shall not be subject to such policy.

(h)          The Issuer and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board and the members of each board of directors of any of the Issuer’s Subsidiaries. The Issuer and its Subsidiaries shall enter into director and officer indemnification agreements substantially in the form attached as Exhibit B hereto, with each of the Director Designees.

(i)           Notwithstanding anything to the contrary in any policy of the Issuer (including in relation to corporate governance, conduct and ethics, or otherwise), no Director Designee appointed to the Board shall be required to provide notice to, or obtain the approval of, the Issuer or the Board (or any committee thereof) prior to accepting any position on the board of directors, board of managers or similar governing body of any other Person.

Section 2.2.          Controlled Company.

(a)          The PEP Stockholders and the Silver Lake Stockholders acknowledge and agree that, (i) by virtue of this Article II, they are acting as a “group” within the meaning of the Stock Exchange rules as of the date hereof, and (ii) by virtue of the combined voting power of Shares held by the PEP Stockholders and the Silver Lake Stockholders, the Issuer shall qualify as a “controlled company” within the meaning of Stock Exchange rules as of the Closing Date.

(b)          So long as the Issuer qualifies as a “controlled company” for purposes of Stock Exchange rules, the Issuer may elect to be a “controlled company” for purposes of Stock Exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination. If the Issuer ceases to qualify as a “controlled company” for purposes of Stock Exchange rules, the PEP Stockholders, the Silver Lake Stockholders and the Issuer will take whatever action may be reasonably necessary in relation to such party, if any, to cause the Issuer to comply with Stock Exchange rules as then in effect within the timeframe for compliance available under such rules.

Article III
POST-IPO TRANSFERS

Section 3.1.          Notices; Designating Stockholder. Notwithstanding any terms applicable to, or obligations of, the Stockholders under the Registration Rights Agreement, each Stockholder agrees that from the Closing Date until the termination of the rights and obligations under this Article III in accordance with Section 3.7 hereof and subject to the exceptions in Section 3.6 hereof, it will, prior to exercising any registration rights granted to such Stockholder pursuant to the Registration Rights Agreement or making any Transfer of such Stockholder’s Shares (which, for the avoidance of doubt, shall include any underwritten public offering of Shares registered under the Securities Act, any Transfer pursuant to an exemption from registration under the Securities Act, including pursuant to Rule 144, and any distribution), deliver a written notice (a “Notice”) to the other Stockholder(s) along with a copy of such Notice to the Issuer, setting forth the expected material terms, conditions and details of the Transfer (including the method of Transfer, the number of Shares, the proposed trade date and the volume limit applicable for the initial measurement period as of the notice date), as applicable. For the avoidance of doubt, until the termination of rights and obligations of the Stockholders under this Article III in accordance with Section 3.7, Notice under this Article III shall only be delivered by the Designating Stockholder to other Stockholder(s) and the Non-Designating Stockholder shall not be permitted to effect any Transfer in the applicable Trading Period except following receipt of a Notice from the Designating Stockholder for such Trading Period as provided in the applicable provisions of this Article III. Notwithstanding anything to the contrary, any Transfers prior to the first Trading Period after the conclusion of the Lock-up Period, shall be mutually agreed between the PEP Stockholders and the Silver Lake Stockholders.

Section 3.2.          Registration Rights. Following the delivery of a Notice pursuant to Section 3.1 regarding the exercise of registration rights by the Designating Stockholder during the applicable Trading Period and under the Registration Rights Agreement, the rights of the Non-Designating Stockholder to participate in a Piggy Back Registration shall be governed by the terms of such Registration Rights Agreement; provided, that, notwithstanding anything to the contrary in the Registration Rights Agreement, each Stockholder’s pro rata participation as calculated pursuant to the terms of the Registration Rights Agreement shall not include any Shares purchased by such Stockholder in the IPO or on the open market following the IPO. Any Notice delivered pursuant to Section 3.1 regarding the exercise of registration rights under the Registration Rights Agreement shall be made prior to or concurrent with a notice to the Issuer under the Registration Rights Agreement.

Section 3.3.          Private Placements. Following the delivery of a Notice pursuant to Section 3.1 regarding a Transfer of Shares other than a sale or distribution pursuant to Section 3.2 above or Section 3.4 or Section 3.5 below, the Designating Stockholder shall not consummate such Transfer until seven (7) Business Days after the Notice has been delivered to the Non-Designating Stockholder. Following receipt of such a Notice from the Designating Stockholder, the Non-Designating Stockholder shall have the right to participate in the proposed Transfer by delivering written notice to the Designating Stockholder within three (3) Business Days. The failure by the Non-Designating Stockholder to deliver any such written notice to the Designating Stockholder within such period shall be deemed to be an election by such Non-Designating Stockholder not to exercise its participation rights under this Section 3.3 with respect to such contemplated Transfer. The Designating Stockholder shall thereafter be free to sell the number of Shares identified in the Notice in the manner and on terms and conditions no more favorable to the Designating Stockholder than contemplated in the respective Notice. If the Non-Designating Stockholder elects to participate in such Transfer, the Non-Designating Stockholder shall be entitled to participate in such Transfer on a pro rata basis based on such Stockholder’s proportionate ownership of all Shares Beneficially Owned by all Stockholders participating in such Transfer. For the avoidance of doubt, the determination of the Non-Designating Stockholder’s pro rata participation shall not include any Shares purchased by such Non-Designating Stockholder in the IPO or on the open market following the IPO. Notwithstanding anything to the contrary, and unless otherwise agreed to in writing between the Designating Stockholders and the Non-Designating Stockholders, each such Stockholder shall be entitled to Transfer no more than such Stockholder’s Rule 144 Pro Rata Portion within a ninety (90) day period during any applicable Trading Period under this Section 3.3, Section 3.4 and Section 3.5 (the “Transfer Cap”).

Section 3.4.          Rule 144 Sales. Following the delivery of a Notice pursuant to Section 3.1 regarding a sale pursuant to Rule 144 during the applicable Trading Period and subject to Section 3.5 (each, a “Rule 144 Transfer”), the Designating Stockholder shall not be entitled to consummate such Rule 144 Transfer until two (2) Business Days after the Notice has been delivered to the Non-Designating Stockholder. The Non-Designating Stockholder shall have the right to participate in a Rule 144 Transfer up to such Non-Designating Stockholder’s Rule 144 Pro Rata Portion by delivering written notice to the Designating Stockholder within one (1) Business Days following receipt of such Notice. The failure by the Non-Designating Stockholder to deliver any such written notice of participation within such period shall be deemed to be an election by such Non-Designating Stockholder not to exercise its participation rights under this Section 3.4 with respect to such contemplated Rule 144 Transfer. Subject to the exercise of such right to participate by the Non-Designating Stockholder under this Section 3.4, the Designating Stockholder shall thereafter be free to sell the number of Shares identified in the Notice in the manner and on the general terms and conditions contemplated in the respective Notice during the initial Rule 144 measurement period (measured from the time of the original Notice) up to such Stockholder’s Rule 144 Pro Rata Portion. Each of the Designating Stockholder and the Non-Designating Stockholder electing to transfer Shares for value in a Rule 144 Transfer agrees to use commercially reasonable efforts to coordinate the timing and process for transferring its Shares, including, but not limited, selling through a single broker to be mutually agreed among the Designating Stockholder and the Non-Designating Stockholder. Notwithstanding anything to the contrary, and unless otherwise agreed to in writing between the Designating Stockholders and the Non-Designating Stockholders, each such Stockholder shall be entitled to Transfer no more than such Stockholder’s Transfer Cap.

Section 3.5.          Distributions. Following the delivery of Notice pursuant to Section 3.1, regarding partner distributions of Shares during the applicable Trading Period and subject to this Section 3.5 (any such distribution, a “Distribution”), the Non-Designating Stockholder shall, subject to the terms of this Section 3.5, have the right to conduct a substantially concurrent Distribution by delivering written notice to the Designating Stockholder within five (5) Business Days of receipt of such Notice from the Designating Stockholder. The failure by the Non-Designating Stockholder to deliver any such written notice within such period shall be deemed to be an election by such Non-Designating Stockholder not to exercise its participation rights under this Section 3.5 with respect to such contemplated Transfer. Subject to the exercise of such right to participate by the Non-Designating Stockholder under this Section 3.5, the Designating Stockholder shall thereafter be free to distribute the Shares identified in the Notice in the manner and on the general terms and conditions contemplated in the respective Notice, including the proposed timing of such Distribution. Unless otherwise agreed to in writing between the Designating Stockholders and the Non-Designating Stockholders, each such Stockholder shall be entitled to Distribute no more than the Transfer Cap. Notwithstanding anything to the contrary, (i) upon receipt of the Notice in connection with a Distribution, the Non-Designating Stockholders right to effect a Transfer shall not be limited to making a Distribution under this Section 3.5 and such Non-Designating Stockholder shall have the right (but not the obligation) to elect, in lieu of making such a Distribution, to undertake a Transfer in accordance with Section 3.2, Section 3.3 or Section 3.4, in each case and to the extent such Transfer is within the Trading Period, (ii) no Distributions may be effected by any Stockholder until the commencement of the first Trading Period beginning after the first anniversary of the Closing Date and (iii) no Designating Stockholder may deliver more than one Notice initiating a Distribution in a single Trading Period.

Section 3.6.          Permitted Transfers. Notwithstanding anything to the contrary herein, the restrictions set forth in this Article III, shall not apply to:

(a)          Transfers (other than Distributions) by a PEP Stockholder or a Silver Lake Stockholder to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such transferring Stockholder, or to any investment fund or other entity controlled or managed by such Stockholder or affiliates of such Stockholder.

(b)          Transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and to the extent applicable, the PEP Stockholders and the Silver Lake Stockholders in accordance with Section 4.1, involving the Transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (as defined in Section 13(d)(3) of the Exchange Act), of shares of capital stock if, after such Transfer, such person or group of affiliated persons would beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least a majority of the outstanding voting securities of the Issuer (or the surviving entity).

(c)          Transfers in connection with distributions to certain current and/or former officers, employees or partners of the general partner, managing member or other controlling entity of, or investment advisor to, a Stockholder and/or its affiliates which are made in conjunction with a Transfer pursuant to Section 3.2, Section 3.3 or Section 3.4, provided that (i) unless otherwise consented to by the other Stockholders participating in the applicable Transfer, the aggregate number of such transferred Shares by all such officers, employees and partners pursuant to this clause (c) in conjunction with a particular Transfer shall not exceed twenty percent (20%) of the number of Shares being Transferred by the applicable Stockholder and its Affiliates in such Transfer, and (ii) the aggregate number of such transferred Shares pursuant to this clause (c) shall be counted as Transferred by the distributing Stockholder in the accompanying Transfer pursuant to Section 3.2, Section 3.3 or Section 3.4 for purposes of calculating such Stockholder’s pro rata portion.

(d)          Transfers by a Stockholder in connection with the IPO.

(e)          Transfers (i) to the extent necessary in preventing or satisfying a bona fide margin call (i.e. with respect to Shares pledged as collateral) pursuant to a Permitted Loan, or otherwise foreclosing on any such Shares constituting collateral upon default by the Stockholder or its Affiliates pursuant to the terms of such Permitted Loan; provided, that any such Transfers shall be pursuant to an effective registration statement under the Securities Act or, otherwise, in compliance with the provisions of Rule 144, or (ii) for the purposes of pledging Shares as collateral in connection with any Permitted Loan; provided, that (A) the Stockholder provides each other Stockholder (other than its Affiliates) with notice of such Permitted Loan no later than two (2) Business Days prior to the execution of the definitive agreements therefor and (B) the number of Shares pledged as collateral with respect to such Permitted Loan, to the extent such pledge is subject to volume limitations pursuant to Rule 144, does not exceed such Stockholder’s and its Affiliates’ collective Rule 144 Pro Rata Portion calculated as of the date of execution of such Permitted Loan. The Issuer acknowledges and agrees to provide reasonable cooperation and to negotiate in good faith regarding the terms of an issuer agreement with each lender with respect to any Permitted Loan (or any amendment in connection with the refinancing thereof with a new Permitted Loan).

Section 3.7.          Termination of Certain Provisions. The rights and obligations of the PEP Stockholders and the Silver Lake Stockholders set forth in this Article III shall be of no further effect with respect to their collective Shares as of the time at which the PEP Stockholders and the Silver Lake Stockholders, collectively Beneficially Own less than thirty percent (30%) of the aggregate number of Shares outstanding immediately following the consummation of the IPO.

Article IV
ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1.          Matters Requiring Consent. Notwithstanding anything herein or in the Certificate of Incorporation to the contrary, the Issuer and its Subsidiaries shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the actions set forth below without the prior written consent of (i) the PEP Stockholders, to the extent the PEP Stockholders are entitled to nominate two (2) PEP Designees as of the date of such proposed action and/or (ii) the Silver Lake Stockholders, to the extent the Silver Lake Stockholders are entitled to nominate two (2) Silver Lake Designees as of the date of such action, in each case, so long as the number of Shares collectively Beneficially Owned by the PEP Stockholders and the Silver Lake Stockholders, as of the date of such proposed action, is at least thirty percent (30%) of the aggregate number of Shares outstanding immediately following the consummation of the IPO:

(a)          increase or decrease the authorized number of Directors constituting the Board or the board of directors of any Subsidiary;

(b)          terminate or appoint a Chief Executive Officer of the Issuer;

(c)          in respect of the Issuer or any of its significant subsidiaries (as such term is defined under Rule 1-02(w) of Regulation S-X), initiate any voluntary election to wind up, liquidate or dissolve or to commence bankruptcy, insolvency, reorganization or relief proceedings or adopt a plan with respect thereto or admit in writing an inability to pay any indebtedness;

(d)          acquire or dispose, or agree to acquire or dispose, of any assets or any business enterprise or division thereof, or invest in or enter into, any joint venture, alliance or other strategic or similar transaction, or agree to invest in or enter into any such transaction, for consideration in excess of five hundred million dollars ($500,000,000) in any single transaction or series of related transactions;

(e)          authorize, issue or enter into any agreement providing for the incurrence, refinancing, redemption or purchase of, or otherwise incur, indebtedness or borrowings (in any single transaction or series of related transactions) such that following such event, the outstanding indebtedness or borrowings (including any amounts available to be incurred under any revolving credit facility, delayed draw term loan facility or similar facility) of the Issuer and its Subsidiaries would exceed five hundred million dollars ($500,000,000); provided that consent under this Section 4.1(e) shall not be required for any draw-downs under any revolving credit facility, delayed draw term loan facility or similar facility (i) which was approved under this Section 4.1(e) or (ii) for which approval was not required, in each case prior to the date of such draw-down;

(f)           enter into or effect a Change in Control; and

(g)          transfer, issue, sell or dispose of any Shares, other equity securities, equity-linked securities or securities that are convertible into equity securities of the Issuer or its Subsidiaries to any Person that is a non-strategic financial investor (which for the avoidance of doubt shall include any investment funds set up with the primary objective of making financial investments or to invest capital and fund managers (including venture capital funds, hedge funds, bond funds, balanced funds, private equity funds, buy-out funds, sovereign wealth funds or any other such funds)) in a private placement transaction or series of transactions. For the avoidance of doubt, this Section 4.3(f) shall not apply to any issuance of additional Shares or other equity securities of the Issuer or its Subsidiaries (i) under any stock option or other equity compensation plan of the Issuer or any of its Subsidiaries approved by the Board or the compensation committee of the Board or (ii) pursuant to the exercise or conversion of any options, warrants or other securities existing as of the date hereof.

Section 4.2.          Exculpation Among Stockholders. Each Stockholder acknowledges that it is not relying upon any person, firm or corporation, other than the public information filed by the Issuer with the SEC relating to its Shares, in making its investment or decision to sell, retain or further invest in the Issuer. Each Stockholder agrees that none of the Stockholders or the respective controlling persons, officers, directors, partners, agents, or employees of any Stockholder shall be liable to any other Stockholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Section 4.3.          Confidentiality. Each Stockholder agrees, for so long as such Stockholder owns any Shares and for a period of two (2) years following the date upon which such Stockholder ceases to own any Shares, to keep confidential, any non-public information provided to such Stockholder by the Issuer; provided, however, that nothing herein will limit the disclosure of any information (i) to the extent required by law, statute, rule, regulation, judicial process, subpoena or court order or required by any governmental agency or other regulatory authority (including, without limitation, by deposition, interrogatory, request for documents, oral questions, subpoena, civil investigative demand, administrative proceeding or similar process); (ii) that is in the public domain or becomes generally available to the public, in each case, other than as a result of the disclosure by the parties in violation of this Agreement; (iii) is or becomes available on a non-confidential basis to a Stockholder from a source other than the Issuer; provided that such source is not subject to any obligation of confidentiality to Issuer; (iv) is independently developed by Stockholder without violating this Agreement; (v) to a Stockholder’s advisors, representatives and Affiliates (which for the PEP Stockholders and the Silver Lake Stockholders shall include, directors, officers, employees, agents, financing sources and direct and indirect, current and prospective limited partners and investors in the ordinary course of their business); provided that such advisors, representatives and Affiliates shall have been advised of this Agreement and shall have been directed to comply with the confidentiality provisions hereof, or shall otherwise be bound by customary obligations of confidentiality, and the applicable Stockholder shall be responsible for any breach of or failure to comply with the provisions of this Section 4.3 applicable to Affiliates who receive confidential information about the Issuer from such Stockholder; or (vi) to any prospective purchaser of a Stockholder’s Shares; provided that (A) such prospective purchaser shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof, and (B) the prospective purchaser shall be responsible for any breach of or failure to comply with this Agreement by any of its Affiliates and such prospective purchaser agrees, at its sole expense, to take reasonable measures (including but not limited to court proceedings) to restrain its advisors, representatives and Affiliates from prohibited or unauthorized disclosure or use of any confidential information.

Article V
ADDITIONAL PARTIES

Section 5.1.            Additional Parties. Additional parties, provided they are Permitted Holders, may be added to and be bound by and receive the benefits afforded by this Agreement upon the signing and delivery of a joinder to this Agreement substantially in the form attached as Exhibit A hereto (the “Joinder Agreement”) by the Issuer and the acceptance thereof by such additional parties and, to the extent permitted by Section 6.1, amendments may be effected to this Agreement reflecting such rights and obligations, consistent with the terms of this Agreement, of such party as the Issuer, the Stockholders and such party may agree.

Article VI
MISCELLANEOUS

Section 6.1.            Amendment. The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written consent of each party hereto; provided that any modification, amendment or waiver of the provisions under Article III shall only require the consent of the PEP Stockholders and the Silver Lake Stockholders.

Section 6.2.            Corporate Opportunities. Each Stockholder hereby represents, warrants and covenants to the Issuer and each other Stockholder that such Stockholder (i) understands that Article XI of the Certificate of Incorporation includes provisions that provide that the Issuer, to the fullest extent permitted by law and in accordance with Section 122(17) of the General Corporation Law of the State of Delaware, renounce any interest or expectancy in certain corporate opportunities that are presented to the parties hereto, subject to certain exceptions, and (ii) shall not vote in favor of amending, or otherwise seek to amend, Article XI of the Issuer’s Certificate of Incorporation without the written consent of each Stockholder that is a then-current Stockholder under the terms of this Agreement. In addition, the Issuer hereby agrees that it shall not seek to amend or remove Article XI of the Certificate of Incorporation in a manner adverse to any then-current Stockholder under the terms of this Agreement without the prior consent of such adversely effected Stockholder(s).

Section 6.3.          Termination. This Agreement shall automatically terminate upon the earlier of (i) a Change in Control; (ii) written agreement of each of the PEP Stockholders and the Silver Lake Stockholders; or (iii) solely with respect to a particular Stockholder, the dissolution or liquidation of such Stockholder. In the event of any termination of this Agreement as provided in clauses (i) or (ii) of this Section 6.3, this Agreement shall forthwith become wholly void and of no further force or effect (except for this Article VI) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in this Article VI. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 6.4.          Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Stockholders may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Issuer and each Stockholder covenant, agree and acknowledge that no Person (other than the parties hereto) has any obligations hereunder, and that, to the fullest extent permitted by law, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any the former, current and future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Stockholders or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 6.5.          No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and, except as provided in Section 6.4, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.6.          Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Issuer or any successor or assign of the Issuer (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 6.7.          Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, sent by reputable overnight courier service (charges prepaid) or facsimile or electronic mail to the Issuer at the address set forth below and to any other recipient and to any holder of Shares at such address as indicated by the Issuer’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by electronic mail (provided confirmation of such electronic mail is received or such electronic mail is delivered during regular business hours on any Business Day to the respective email addresses below and no bounce-back or error message is received by the sender), three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. If notice is given to the Issuer or to the Stockholders, a copy shall be sent to such party at the addresses set forth below:

(x)          if to the Issuer, to:

EverCommerce, Inc.

1515 Wynkoop Street, Suite 250

Denver, Colorado 80202

Attention: Chair of the Nominating and Corporate Governance Committee

with a copy (which shall not constitute written notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Benjamin J. Cohen

with a copy (which shall not constitute notice) to each of the Silver Lake Stockholders and the PEP Stockholders as specified below;

(y)          if to the Silver Lake Stockholder, to:

c/o Silver Lake Alpine Management Company, L.L.C.

55 Hudson Yards

550 West 34th Street, 40th Floor

New York, NY 10001

Attention: Andrew J. Schader and Jennifer Gautier

with a copy (which shall not constitute written notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111-4006

Attention: Eric Issadore

(z)          if to the PEP Stockholders, to:

c/o Providence Strategic Growth Capital Partners L.L.C.

50 Kennedy Plaza, 18th Floor

Providence, Rhode Island 02903

Attention: Mark Hasting and John Marquis

with a copy (which shall not constitute written notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Attention: Kevin J. Sullivan and Richard Frye

Section 6.8.          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 6.9.          Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 6.10.        Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 6.11.        Applicable Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.12.        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, the provisions of this Section 6.12 shall not apply to Section 6.4 hereof.

Section 6.13.        Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission (i.e., in portable document format), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 6.14.        Entire Agreement. This Agreement, together with the Registration Rights Agreement, and all of the other exhibits, annexes and schedules hereto and thereto constitute the entire understanding and agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement between the parties as to restrictions on the transferability of Shares and the other matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any agreement executed or delivered to effect the purposes of this Agreement, this Agreement shall govern as among the parties hereto.

Section 6.15.        Remedies. The Issuer and the Stockholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Issuer or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

EVERCOMMERCE, INC.

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

[PEP STOCKHOLDERS]

By:
Name:	[●]
Title:	[●]

[Signature Page to Stockholders’ Agreement]

SLA CM ECLIPSE HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

SLA ECLIPSE CO-INVEST, L.P.

By:
Name:
Title:

[Signature Page to Stockholders’ Agreement]

EXHIBIT A

FORM OF JOINDER TO STOCKHOLDERS’ AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Stockholders’ Agreement dated as of [ ,] 2021 (the “Stockholders’ Agreement”) among [●] and certain other persons named therein, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders’ Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to and a “Stockholder” under the Stockholders’ Agreement as of the date hereof and shall have all of the rights and obligations of the Stockholder from whom it has acquired Shares (to the extent permitted by the Stockholders’ Agreement) as if it had executed the Stockholders’ Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Stockholders’ Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ___________________[ ], 20[ ]	[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [ ] day of [ ], 20[ ]:

EXHIBIT B

FORM OF DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT